ASSIGNMENT AGREEMENT

This Agreement dated the 7th day of April, 2014

Between: Carling Development Inc. (hereinafter referred to as "Carling")
318 – 16th Avenue NW
Calgary, Alberta T2M 0M9

Wai Leung Cheng (hereinafter referred to as "Cheng")
318 – 16th Avenue NW
Calgary, Alberta T2M 0M9

And: Dino Energy Corporation (hereinafter referred to as "Dino AB")
Suite 2806, 505 6th Street SW
Calgary, Alberta T2P 1X5

WHEREAS:

A. Carling, a construction and development company of Calgary, Alberta has entered into an agreement, dated March 13, 2014, in which it will provide the funding of US$6,000,000 for carrying out the due diligence and feasibility work of a real estate development project in Qatar and, as a result, Carling has given the opportunity to participate in an oil and gas exploration and development project together with other construction projects in Qatar and Gulf Region.

B. Cheng is currently a shareholder, with a 49% share ownership interest, of Dino Energy Petroleum Services of Qatar which was established with an intention to pursue oil and gas exploration and development projects in Qatar;

C. Dino Energy Petroleum Services of Qatar has two other shareholders, one of which is Sheikh Fahad Al-Thani who is a member of the Royal Family of Qatar; and

D. Dino AB is interested to assume Cheng's 49% share ownership interest in Dino Energy Petroleum Services of Qatar.

NOW THEREFORE THE PARTIES AGREE:

1. Carling and Cheng have agreed that Cheng will transfer his 49% share ownership interest in Dino Energy Petroleum Services of Qatar to Dino AB and Dino AB has agreed to receive Cheng's 49% share ownership interest in Dino Energy Petroleum Services of Qatar.

2. For receiving Cheng's 49% share ownership interest in Dino Energy Petroleum Services of Qatar, Dino AB has agreed to provide the US$6 million funding for the due diligence and feasibility work of the real estate project in Qatar as described in the agreement signed between Carling and Ada Projects International Inc. of Qatar.

3. Each of the parties will upon the reasonable request of the other, make, do, execute or cause to be made, done or executed all further and other lawful acts, deeds, things, devices, documents, instruments and assurances whatsoever for the better or more perfect and absolute performance of the terms and conditions of this Agreement.

4. This Agreement shall cancel and supersede all previous agreements or understandings, either verbal or written, among the parties with respect to the subject matter of this Agreement.

5. Wherever the singular or masculine is used throughout this Agreement, the same shall be read as the plural, feminine or body corporate as the context may require.

6. This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors and permitted assigns.

7. Time shall be of the essence of this Agreement.

8. This Agreement shall be governed by and construed and enforced in accordance with the laws of the province of Alberta.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement as of the day and year first above written.

Carling Development Inc.

Per: ______________________
Authorized Signatory

Dino Energy Corporation

Per: ______________________
Authorized Signatory

Wai Leung Cheng

____
Signatory